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                                                                      Exhibit 12

                       Public Service Company of Oklahoma
                       Ratio of Earnings to Fixed Charges
                        For the Years Ended December 31
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                               2001       2000      1999      1998      1997
                                            (thousands, except ratios)
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Operating Income............. $ 96,991  $ 96,669  $ 98,713  $115,074  $ 82,024
Adjustments
  Income Taxes...............  54,408    10,291    18,562    52,494    12,313
  Provision for
    Deferred Income
      Taxes.................. (17,751)   25,453    14,521    (1,651)    8,615
Deferred Investment
      Tax Credits............  (1,791)   (1,791)   (1,791)   (1,795)   (2,278)
Charges for Investments
      and Plant Development
      Costs, Net of Tax......    -         -         -         -          (75)
Other Income and Deductions..    (881)    8,739       745      (951)      729
Allowance for Borrowed and
  Equity Funds Used During
  Construction...............   6,471     4,631     1,636     2,029     2,317
     Earnings................$137,447  $143,992  $132,386  $165,200  $103,645

Fixed Charges:
  Interest on
   Long-term Debt............  $29,305   $26,473   $26,528   $29,136   $30,474
  Interest on
   Short-term Debt...........   9,513    10,902     7,058     4,107     4,100
   Distributions on Trust
   Preferred Securities......   6,000     6,000     6,000     6,000     3,967
    Fixed Charges............ $44,818   $43,375   $39,586   $39,243   $38,541

Ratio of Earnings to
  Fixed Charges..............    3.06      3.31      3.34      4.20      2.68
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